Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue
Boston, MA 02210 goodwinlaw.com
+1 617 570 1000

February 26, 2026

Disc Medicine, Inc.

321 Arsenal Street, Suite 101

Watertown, MA 02472

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as your counsel in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to (i) an aggregate of 1,558,679 shares (the “Plan Shares”) of Common Stock, $0.0001 par value per share (“Common Stock”), of Disc Medicine, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan (collectively, the “Plans”) and (ii) an aggregate of 66,500 shares (the “Inducement Shares” and, together with the Plan Shares, the “Shares”) of Common Stock that may be issued pursuant to non-qualified option grant agreements and restricted stock unit award agreements providing for employee inducement grants between the Company and certain employees, which were entered into in connection with the commencement of such employees’ employment with the Company pursuant to Nasdaq Listing Rule 5635(c)(4) (collectively, the “Inducement Award Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that, at the time Shares are issued, the total number of then unissued Shares, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Common Stock authorized by the Company’s certificate of incorporation.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor in accordance with the terms of the Plans or the Inducement Award Agreements, as applicable, will be validly issued, fully paid and nonassessable.

Disc Medicine, Inc.

February 26, 2026

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP